PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES
                                         EXHIBIT 11
                       SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
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                                                       Years Ended December 31,


            BASIC
                                                   1999           1998            1997

Net income for basic income
 per common share                             $ 7,824,300       6,658,000       7,586,800

Weighted average number of common shares
 outstanding during the year                   15,734,063      15,505,680      11,278,800

Basic earnings per share                      $      .50       $     .43      $       .67

            DILUTED

Net income for basic earnings per
 common share                                 $ 7,824,300       6,658,000     $ 7,586,800

      Net income for diluted
       earnings per share                     $ 7,824,300       6,658,000     $ 7,586,800

      Weighted average number of shares
       used in calculating basic earnings
       per common share                        15,734,063      15,505,680      11,278,800

  Shares issuable for diluted calculation         552,789         832,618       1,261,365

      Weighted average number of shares
       used in calculation of
       diluted earnings per share              16,286,852      16,338,298      12,540,165

Diluted earnings per share                    $      .48      $      .41      $       .61


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